Exhibit 10.3
AMENDMENT
TO THE
PNM RESOURCES, INC.
LONG TERM CARE INSURANCE PLAN
PNM Resources, Inc. (the “Company”) previously adopted the PNM Resources, Inc. Long Term Care Insurance Plan (the “Plan”), which is a plan to assist employees in paying for assisted living or professional health care expenses in conjunction with advancing age or disability. By this instrument, the Company intends to terminate the Plan effective December 31, 2011.
1.    This Amendment shall be effective December 31, 2011, unless otherwise noted below.
2.    The Plan is hereby terminated. Pursuant to the “When Coverage Will End” Section of the Plan, all coverage under the Plan ends on December 31, 2011. The termination of the Plan will not affect any benefit to which a Participant became entitled before the termination.
IN WITNESS WHEREOF, the Company has hereby caused this Amendment to be executed by its duly authorized representative on this _16__ day of _December_, 2011.
PNM RESOURCES, INC.
By: /s/ Alice A. Cobb
Its: SVP/CAO